Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qumu Corporation:

We consent to the use of our report dated March 15, 2019, with respect to the consolidated balance sheets of Qumu Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for revenue.

/s/ KPMG LLP

Minneapolis, Minnesota
August 26, 2019